Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 1 OF 26


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                         RULES 13d-1(b), (c) AND (d) AND
                      AMENDMENTS THERETO FILED PURSUANT TO
                     13d-2 UNDER THE SECURITIES EXCHANGE ACT
                           OF 1934 (Amendment No. 2)*

                                 CALCITECH LTD.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    G17580104
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 2 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    New Star Institutional Managers Ltd.
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IA
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 3 OF 25

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Family UT Asset Trust
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     OO
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 4 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Stephen Whittaker
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 5 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Gregor Logan
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 6 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Mark Sydney Beale
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 7 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Ian James Beattie
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 8 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Timothy John Bray
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                                PAGE 9 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Keith Charles Brown
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 10 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Howard John Covington
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 11 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    John Lincoln Duffield
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 12 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Anna Elizabeth Kirk
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 13 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Richard David Lewis
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 14 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Rupert Francis James Henry Ruvigny
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 15 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Michelle Lee Sanders
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 16 OF 26

------------------------------------------------------------------------------
(1) NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
    Deborah Jane Weekes
------------------------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                   (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION
                     United Kingdom
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                     0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                     6,338,000
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                     0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                     6,338,000
------------------------------------------------------------------------------
         (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
              BY EACH REPORTING PERSON
                                     6,338,000
------------------------------------------------------------------------------
         (10) CHECK BOX IF THE AGGREGATE AMOUNT
              IN ROW (9) EXCLUDES CERTAIN SHARES                           [ ]
------------------------------------------------------------------------------
         (11) PERCENT OF CLASS REPRESENTED
              BY AMOUNT IN ROW (9)
                                     7.1%
------------------------------------------------------------------------------
         (12) TYPE OF REPORTING PERSON
                                     IN
------------------------------------------------------------------------------

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 17 OF 26

ITEM 1(a). NAME OF ISSUER:

           CALCITECH LTD. (the "Company")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           10 ROUTE DE L'AEROPORT
           1215 GENEVA
           SWITZERLAND

ITEM 2(a). NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

        (i)   New Star Institutional Managers Limited ("NSIM"), a
              United Kingdom corporation, which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

       (ii)   Family UT Asset Trust ("FUAT"), a United Kingdom
              Friendly Society;

      (iii) Messrs. Stephen Whittaker and Gregor Logan (together, the "Managers"), who are employees of NSIM and are responsible for the management of assets held by FUAT; and

       (iv) Mark Sydney Beale, Ian James Beattie, Timothy John Bray, Keith Charles Brown, Howard John Covington, John Lincoln Duffield, Anna Elizabeth Kirk, Richard David Lewis, Rupert Francis James Henry Ruvigny, Michelle Lee Sanders and Deborah Jane Weekes (collectively, the "Principals"), who are the directors of NSIM.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of NSIM, the Managers and the Principals is c/o New Star Asset Management, 1 Knightsbridge Green, London, England, SW1X 7NE, United Kingdom. The address of the principal business office of FUAT is c/o Family Assurance Friendly Society Limited, 16-17 West Street, Brighton, East Sussex, BN1 2RL United Kingdom.

ITEM 2(c). CITIZENSHIP:

        (i)   NSIM - a United Kingdom corporation

       (ii)   FUAT - a United Kingdom Friendly Society

      (iii)   Stephen Whittaker - United Kingdom

       (iv)   Gregor Logan - United Kingdom

        (v)   Mark Sydney Beale - United Kingdom

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 18 OF 26

       (vi)   Ian James Beattie - United Kingdom

      (vii)   Timothy John Bray - United Kingdom

     (viii)   Keith Charles Brown - United Kingdom

       (ix)   Howard John Covington - United Kingdom

        (x)   John Lincoln Duffield - United Kingdom

       (xi)   Anna Elizabeth Kirk - United Kingdom

      (xii)   Richard David Lewis - United Kingdom

     (xiii)   Rupert Francis James Henry Ruvigny - United Kingdom

      (xiv)   Michelle Lee Sanders - United Kingdom

       (xv)   Deborah Jane Weekes - United Kingdom

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         COMMON STOCK

ITEM 2(e). CUSIP NUMBER:

         G17580104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (a)[ ]   Broker or dealer registered under Section 15 of the Act;

       (b)[ ]   Bank as defined in Section 3(a)(6) of the Act;

       (c)[ ]   Insurance Company as defined in Section 3(a)(19) of the Act;

       (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

       (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);

       (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

       (g)[ ]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

       (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 19 OF 26

       (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

       (j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

         On January 16, 2006, the Family UK Equity Fund transferred 4,419,000 shares in the Company to FUAT, an affiliated entity under the common control of Family Assurance Friendly Society Limited, in exchange for $2,108,228.82. In February 2006, FUAT was credited with warrants for 1,919,000 common shares and in exchange provided Family UK Equity Fund with $671,650.00. On March 6, 2006, FUAT converted the warrants to 1,919,000 common shares.

         Under an investment management agreement dated February 23, 2005, between Family Assurance Friendly Society Limited and NSIM, NSIM has full responsibility and discretion to manage the assets held by FUAT in accordance with FUAT's stated investment guidelines. NSIM may be deemed to be the beneficial owner of the 6,338,000 Shares as a result of its voting and dispositive power over the 6,338,000 Shares beneficially owned by FUAT.

         The Principals may be deemed to beneficially own an aggregate of 6,338,000 Shares as a result of their voting and dispositive power over the 6,338,000 Shares beneficially owned by NSIM. As such, the Principals may be deemed to control NSIM and therefore may be deemed to be the beneficial owners of the securities reported in this Schedule 13G.

         The Managers may be deemed to beneficially own an aggregate of 6,338,000 Shares as a result of their voting and dispositive power over the 6,338,000 Shares beneficially owned by NSIM. As such, the Managers may be deemed to control NSIM and therefore may be deemed to be the beneficial owners of the securities reported in this Schedule 13G.

         A.  NSIM

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%. The percentages reported in this
                  Schedule 13G are based on 88,899,675 Common Shares outstanding as of February 28, 2006, as reported directly by the Company in its Form 20-F filed with the Securities and Exchange Commission on August 28, 2006.

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 20 OF 26

         B.  FUAT

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         C.  Stephen Whittaker

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000


         D.  Gregor Logan

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         E.  Mark Sydney Beale

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 21 OF 26

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         F.  Ian James Beattie

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         G.  Timothy John Bray

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         H.  Keith Charles Brown

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 22 OF 26

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         I.  Howard John Covington

             (a)  Amount beneficially owned: 6,338,000

             (b) Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         J.  John Lincoln Duffield

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         K.  Anna Elizabeth Kirk

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 23 OF 26

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         L. Richard David Lewis

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         M. Rupert Francis James Henry Ruvigny

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         N.  Michelle Lee Sanders

             (a)  Amount beneficially owned: 6,338,000

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

         O.  Deborah Jane Weekes

             (a)  Amount beneficially owned: 6,338,000

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 24 OF 26

             (b)  Percent of class: 7.1%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or to direct the vote: 6,338,000

                  (iii)  sole power to dispose or to direct the disposition: 0

                  (iv)   shared power to dispose or to direct the disposition:
                         6,338,000

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, other than the Principals and the Managers, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim beneficial ownership in the securities as a Registered Investment Adviser and affiliates of a Registered Investment Adviser.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 25 OF 26


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 29, 2007              NEW STAR INSTITUTIONAL MANAGERS LIMITED

                                    By: /s/ Rupert Francis James Henry Ruvigny
                                        --------------------------------
                                    Name:  Rupert Francis James Henry Ruvigny
                                    Title:  Chief Operating Officer

                                    FAMILY UT ASSET TRUST
                                    By: New Star Institutional Managers Limited,
                                    its Investment Manager

                                    By: /s/ Rupert Francis James Henry Ruvigny
                                        --------------------------------
                                    Name:  Rupert Francis James Henry Ruvigny
                                    Title:  Chief Operating Officer

                                    /s/ Stephen Whittaker
                                    ------------------------------------
                                    Stephen Whittaker

                                    /s/ Gregor Logan
                                    ------------------------------------
                                    Gregor Logan

                                    /s/ Mark Sydney Beale
                                    ------------------------------------
                                    Mark Sydney Beale

                                    /s/ Ian James Beattie
                                    ------------------------------------
                                    Ian James Beattie

                                    /s/ Timothy John Bray
                                    ------------------------------------
                                    Timothy John Bray

                                    /s/ Keith Charles Brown
                                    ------------------------------------
                                    Keith Charles Brown

                                    /s/ Howard John Covington
                                    ------------------------------------
                                    Howard John Covington

                                    /s/ John Lincoln Duffield
                                    ------------------------------------
                                    John Lincoln Duffield

                                    /s/ Anna Elizabeth Kirk
                                    ------------------------------------
                                    Anna Elizabeth Kirk

Schedule 13G/A2
CUSIP No. G17580104                                               PAGE 26 OF 26


                                    /s/ Richard David LEwis
                                    ------------------------------------
                                    Richard David Lewis

                                    /s/ Rupert Francis James Henry Ruvigny
                                    ------------------------------------
                                    Rupert Francis James Henry Ruvigny

                                    /s/ Michelle Lee Sanders
                                    ------------------------------------
                                    Michelle Lee Sanders

                                    /s/ Deborah Jane Weekes
                                    ------------------------------------
                                    Deborah Jane Weekes